Exhibit 1.01
Conflict Minerals Disclosure
Introduction
Trane Technologies plc has conducted a reasonable country of origin inquiry ("RCOI") regarding the minerals specified by Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “conflict minerals”) necessary to the functionality or production of products manufactured by the Company for the fiscal year ended December 31, 2023. The Company exercised due diligence on the source and chain of custody of its conflict minerals using the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”).
Company Overview
We are a global climate innovator. We bring sustainable and efficient solutions to buildings, homes and transportation through our strategic brands, Trane® and Thermo King®, and its environmentally responsible portfolio of products, services and connected intelligent controls. We generate revenue and cash primarily through the design, manufacture, sale and service of solutions for Heating, Ventilation and Air Conditioning (HVAC), transport refrigeration and custom refrigeration solutions. As an industry leader with an extensive global install base, our growth strategy includes expanding recurring revenue through services and rental options. Our unique business operating system, uplifting culture and highly engaged team around the world are also central to its earnings and cash flow growth.
We operate under three reportable segments:

•Our Americas segment innovates for customers in North America and Latin America. The Americas segment encompasses commercial heating, cooling and ventilation systems, building controls and solutions, and energy services and solutions; residential heating and cooling; and transport refrigeration systems and solutions.
•Our EMEA segment innovates for customers in the Europe, Middle East and Africa region. The EMEA segment encompasses heating, cooling and ventilation systems, services and solutions for commercial buildings and transport refrigeration systems and solutions.
•Our Asia Pacific segment innovates for customers throughout the Asia Pacific region. The Asia Pacific segment encompasses heating, cooling and ventilation systems, services and solutions for commercial buildings and transport refrigeration systems and solutions.

Product Overview
Our principal products and services as of December 31, 2023 included the following:

Air conditioners	Multi-pipe HVAC systems
Air exchangers	Package heating and cooling systems
Air handlers	Packaged rooftop units
Airside and terminal devices	Parts and supplies (aftermarket and OEM)
Air-sourced heat pumps	Rail refrigeration systems
Asset management systems	Rate chambers
Auxiliary power units (electric and diesel)	Refrigerant reclamation
Building management systems	Renewable energy projects
Bus air purification systems	Repair and maintenance services
Bus and rail HVAC systems	Rental services
Chillers	Residential air filters
Coils and condensers	Residential air filtration system
Container refrigeration systems and gensets	Residential hybrid heating solutions
Control systems	Self-powered truck refrigeration systems
Cryogenic refrigeration systems	Service agreements
Decarbonization programs	Telematics solutions
Dehumidifiers	Temporary heating and cooling systems
Ductless systems	Thermal energy storage
Energy efficiency programs	Thermostats/controls & associated digital solutions
Energy infrastructure programs	Trailer refrigeration systems (diesel, electric and hybrid)
Energy management services	Transport heater products
Furnaces	Truck refrigeration systems (diesel, electric and hybrid)
Geothermal systems	Ultra-low temperature freezers
Home automation	Unitary systems (light and large)
Humidifiers	Variable refrigerant flow systems
HVAC Performance-monitoring applications	Vehicle-powered truck refrigeration systems
Indoor air quality assessments and related products for HVAC and Transport solutions	Ventilation
Industrial Refrigeration	Water source heat pumps
Installation contracting

These products are sold primarily under our tradenames including Trane® and Thermo King®.
Description of Reasonable Country of Origin Inquiry
We conducted a Reasonable Country of Origin Inquiry (an “RCOI”) regarding the conflict minerals by utilizing the conflict minerals reporting template (“CMRT”) developed by the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”). We also performed due diligence work on the source and chain of custody of our conflict minerals using the OECD Framework, an internationally recognized due diligence framework. We primarily rely on the conflict-free smelter program designed and managed by the Responsible Minerals Initiative (“RMI”) (formerly known as the Conflict-Free Sourcing Initiative) to conduct our risk assessment.

Determination
We were unable to determine that all the conflict minerals contained in our products do not originate from the Covered
Countries due to, among other things, the following:
•Many of our suppliers submitted responses that were declared on a company-wide basis (i.e., representing the smelters and refiners associated with all product offerings of the supplier that contained conflict minerals) and not specific to the materials supplied to us. Therefore, in combination with multiple layers in our supply chain, we believe that these declarations might include smelters and refiners that do not provide the conflict minerals that are in our products.

•A number of our suppliers identified smelters/refiners that do not participate in the Responsible Minerals Assurance Process (“RMAP”) or a similar program and other suppliers failed to identify any smelter/refiner in their responses to us. Furthermore, we were unable to obtain responses from all of our suppliers and other suppliers provided incomplete or inconsistent data.

As a result, we do not have sufficient information to conclusively determine the country of origin of all the conflict minerals in our products and, if such conflict minerals did originate in the Covered Countries, whether such conflict minerals were from recycled or scrap sources or were from other conflict free sources. Accordingly, we conducted the due diligence measures described below.

Due Diligence
In accordance with Rule 13p-1, we performed due diligence to determine the source and chain of custody necessary to determine the presence of conflict minerals in our products. We designed our due diligence measures to conform in all material respects with the OECD Framework and related supplements for each of the conflict minerals.
We, as a purchaser, are many steps removed from the mining of conflict minerals and do not purchase raw ore or unrefined conflict minerals. Identifying the presence and origin of conflict minerals cannot be determined with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or other conflict mineral-containing derivatives. Although the smelters and refiners are consolidating points for raw ore and are in the best position in the supply chain to know the origin of the ores, we focused our efforts on our suppliers in an effort to build conflict minerals awareness and assess the transparency of our supply chain and make initial identification, where possible, of the smelters/refiners in our supply chain.
The discussion below provides the applicable OECD Framework recommendation (in bold/italics) followed by a summary of our activities in line with the OECD Framework.
1.    Management Systems.
We adopted a Conflict Minerals Policy in 2013. This policy requires suppliers to perform due diligence and outlines our expectation of suppliers. During 2014, we revised and strengthened the policy. During 2023, we continued to communicate the policy to suppliers and the public through our website; through our third-party supply chain data management solution; and through telephone calls, when necessary.
Internal Management Systems.
Our conflict minerals compliance program for the fiscal year ended December 31, 2023 was managed by a cross-functional team lead by procurement and including representatives from procurement, legal and finance. This team discussed conflict minerals compliance issues and reviewed the status of the diligence process. In 2023, we enhanced our internal custom conflict minerals training course for our employees and suppliers.

Control System and Supply Chain Transparency
We implemented a process to evaluate commodities and suppliers in the supply chain for potential conflict minerals risk and an internal process map for the conflict minerals process that is subject to periodic reviews.
Supplier agreement templates require suppliers and licensees to provide information on their use and source of conflict minerals. Given the size and complexity of our global supply chain, we focused on our largest suppliers, ranked by the amount we spend with each such supplier, and suppliers that had the highest probability of supplying us with materials or components containing conflict minerals (the “Targeted Suppliers”). We requested supply chain information from Targeted Suppliers utilizing templates developed by the EICC and GeSI. During 2023, we distributed the CMRT to Targeted Suppliers using a third-party supply chain data management solution to assist in our survey and diligence process. This conflict minerals due diligence program actively identifies and manages supply chain risks. It also helps gather, store, and validate conflict mineral data while streamlining supply chain communications with stakeholders in accordance with the OECD Due Diligence Guidance. We maintain records relating to its annual supplier survey.

Supplier Engagement
Our standard global terms and conditions include a conflict minerals clause. Our standard procurement contracts also contain a conflict minerals clause. In 2023,we maintained our preferred supplier program. In order to be designated as a preferred supplier, a supplier must supply any required conflict minerals information to us and comply with other required criteria.

Grievance Mechanism
We have established an e-mail address for receiving conflict minerals communications internally or externally and an external reporting mechanism through our public website. We intend to treat grievances as red flags for purposes of the due diligence process. Additionally, conflict minerals is a reporting category available on our Ethics Helpline, our mechanism available for employees and third parties, including suppliers, to report any known or suspected violation of our Code of Conduct, Business Partner Code of Conduct, as well as laws and regulations. Reports to the Ethics Helpline may be made anonymously.

2.Identify and assess risk in the supply chain.
We work with our commodity team and engineering team as appropriate to review the commodities necessary for the manufacture of our products to determine the associated level of risk of containing conflict minerals focusing our due diligence efforts on commodities at the highest risk.
Following the identification of the commodities, we require Targeted Suppliers to complete a survey using the EICC-GeSI template at a company and parts level. As noted above, in 2023, we continued to engage a third-party supply chain data management solution to assist in our survey and diligence process. This conflict minerals due diligence program is designed to actively identify and manage supply chain risks. It also helps gather, store, and validate conflict mineral data while streamlining supply chain communications with stakeholders in accordance with the OECD Due Diligence Guidance. We then review the data collected by our third-party supply chain data management solution, follow up with suppliers as needed, and catalog red flags as part of our conflict minerals reporting process.
3.Design and implement a strategy to respond to identified risks.
We developed a strategy to systematically reduce the extent of exposure to certain risk and the likelihood of its occurrence. Steps taken include communicating a policy to Targeted Suppliers noting that suppliers must thoroughly document their efforts to determine the source of any conflict minerals or derivatives and be prepared to provide us with evidence of the origin of any conflict minerals contained in products supplied to us. The strategy uses a documented escalation process for suppliers who fail to respond, which may result in termination of the supplier’s relationship with us and/or failure to be considered for future projects with us.
We have created a standard due diligence process, have engaged in a gap analysis regarding its conflict minerals process, and have monitored and tracked responses to its conflict minerals requests as well as its escalation efforts. Our senior management is updated as needed. Additional fact finding, risk assessments and evaluations of changes in circumstances take place as part of our annual review of processes and procedures.
4.Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain. Companies at identified points in the supply chain should have their due diligence practices audited by independent third parties.
In 2014, we engaged an independent third party to provide a review of our conflict minerals compliance program including review of our existing conflict minerals policy and due diligence process. We implemented enhancements to the program in 2014 and 2015 as a result of this review. We continued to implement steps using available industry data to conduct a review of summary smelter information to determine if the smelter has conducted a source of origin verification.
5.Report on supply chain due diligence.
We have complied with our SEC filing requirement regarding its conflict minerals program and due diligence by the filing of this report. We have made this report available on our external website at https:// www.tranetechnologies.com/en/index/company/doing-business-with-us/conflict-minerals.html and have included our conflict minerals policy and other resources at that web address. We continue to refine and improve our conflict minerals policy, questionnaire and processes, and to expand awareness regarding our conflict minerals policies.
Results of Due Diligence
After performing the due diligence described above, we are unable to determine that all the conflict minerals contained in the products described above did not originate from the Covered Countries. For the reasons stated in this report, we also do not have sufficient information to conclusively determine the country of origin of all of the conflict minerals in our products described below and, if such conflict minerals did originate in the Covered Countries, whether such conflict minerals were from recycled or scrap sources or were from other conflict free sources.

We have provided this information as of the date of this report. Subsequent events, such as the inability or unwillingness of any suppliers, smelters or refiners to provide us with complete information, may affect our future determinations under the Rule.
Information on Smelters or Refiners
The CMRT requested that the Targeted Suppliers provide us with information on the smelters or refiners that the Targeted Suppliers and its suppliers use to supply conflict minerals to us. Because we do not typically have a direct relationship with the facilities used to process conflict minerals, we must rely on information provided by the Targeted Suppliers. Some responses from the Targeted Suppliers indicated that they were unable to provide smelter or refiner information at this time. Other Targeted Suppliers provided information on all smelters or refiners used by the Targeted Supplier but could not provide information linking specific smelters or refiners used to process conflict minerals with products provided to us. Some Targeted Suppliers provided names that the suppliers described as “smelters” but after investigation some of these names were proven not to be smelters but rather other sub-tier suppliers. Based on the information provided by the Targeted Suppliers, we have identified 351 smelters and refiners, of which 225 have been validated as audited and found conformant with the relevant RMAP standard. These smelters are included in the list attached as Annex 1 to this report.
Steps to Improve Due Diligence
We continue to identify opportunities to improve our due diligence process and mitigate risk relating to conflict minerals. Below are some of the steps that we are considering undertaking:
·Continuation of supplier engagement;
·Continuation of our supplier engagement and training through courses available from our third-party supply chain data management solution and encouraging suppliers to use training resources available through industry associations and the RMI; and
·Encouraging supplier and other company membership and participation in RMI.

Cautionary Statement about Forward-Looking Statements
Certain statements in this report, other than purely historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expand,” “expect,” “recur,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” "could," “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements.
Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. While we believe that our assumptions, expectations and projections are reasonable in view of the currently available information, you are cautioned not to place undue reliance on our forward-looking statements. You are advised to review any further disclosures we make on related subjects in materials we file with or furnish to the SEC. Forward-looking statements speak only as of the date they are made and are not guarantees of future performance. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from our expectations and projections. We do not undertake to update any forward-looking statements.

Annex 1

Metal	Smelter Name	Country
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Agosi AG	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	DSC (Do Sung Corporation)	Korea, Republic of
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	LT Metal Ltd.	Korea, Republic of
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	LS-NIKKO Copper Inc.	Korea, Republic of
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan

Gold	MKS PAMP SA	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Torecom	Korea, Republic of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	SAFINA A.S.	Czechia
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	T.C.A S.p.A	Italy
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Korea Zinc Co., Ltd.	Korea, Republic of
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Abington Reldan Metals, LLC	United States of America
Gold	L'Orfebre S.A.	Andorra
Gold	Italpreziosi	Italy
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic of
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	NH Recytech Company	Korea, Republic of
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	WEEEREFINING	France
Gold	Gold by Gold Colombia	Colombia
Gold	Coimpa Industrial LTDA	Brazil
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	AMG Brasil	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	QuantumClean	United States of America
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.C	China
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	Materion Newton Inc.	United States of America
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China
Tantalum	PowerX Ltd.	Rwanda
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Alpha	United States of America
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	PT Premium Tin Indonesia	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State of)
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States of America
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan

Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State of)
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	CV Ayi Jaya	Indonesia
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Super Ligas	Brazil
Tin	Aurubis Beerse	Belgium
Tin	Aurubis Berango	Spain
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia

Tin	PT Menara Cipta Mulia	Indonesia
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	PT Bangka Serumpun	Indonesia
Tin	Tin Technology & Refining	Taiwan, Province of China
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil
Tin	CRM Synergies	Spain
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	DS Myanmar	Myanmar
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic of the
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders LLC	United States of America
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Kennametal Fallon	United States of America
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Masan High-Tech Materials	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Niagara Refining LLC	United States of America
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province of China
Tungsten	Hubei Green Tungsten Co., Ltd.	China

Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province of China